THE FIRST BANCORP, INC. ANNOUNCES PRICING OF
A $10.75 MILLION PUBLIC OFFERING OF COMMON STOCK

Damariscotta, Maine - THE FIRST BANCORP, INC. (NASDAQ: FNLC) (the “Company”) today announced the pricing of an underwritten public offering of 661,540 shares of the Company's common stock at a price to the public of $16.25 per share for gross proceeds of $10.75 million. The net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $10.00 million. Keefe, Bruyette & Woods, Inc. (“KBW”) is serving as sole underwriter of the offering. The Company has also granted KBW a 30-day option to purchase up to an additional 99,231 shares of common stock on the same terms and conditions to cover over-allotments, if any. Subject to customary closing conditions, the offering is expected to close on or about March 28, 2013.
Subject to receipt of approval by the Federal Reserve Bank of Boston, the Company intends to use the net proceeds from this offering to repurchase the remaining CPP Preferred Shares from the U.S. Treasury. The net proceeds may also be used for general corporate purposes: to bolster our capital ratios, support our organic growth and strengthen our liquidity position, as well as to better position us for business opportunities in our market areas.
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Offers will be made only by means of the prospectus and related prospectus supplement, copies of which may be obtained from Keefe, Bruyette & Woods, Inc., Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, or by calling toll-free (800) 966-1559.
About The First Bancorp, Inc.
The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 16 offices in Lincoln, Knox, Hancock, Penobscot and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from four offices in Lincoln, Penobscot and Hancock Counties.
Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
Additional Information
For more information, please contact F. Stephen Ward, The First Bancorp's Treasurer & Chief Financial Officer, at 207.563.3272.